Exhibit 99.2

Acision B.V.
Annual Financial Statements
For the years ended 31 December 2014, 2013 and 2012

INDEPENDENT AUDITORS’ REPORT
To: The Members of Acision B.V.

We have audited the accompanying consolidated financial statements of Acision B.V and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2014, 2013 and 2012, and the related consolidated income statements, consolidated statements of total comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acision B.V. and its subsidiaries as of December 31, 2014, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of matter

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements for the year ended December 31, 2014, 2013 and 2012 have been restated to correct a misstatement in the statutory consolidated financial statements in relation to the fact that those consolidated financial statements did not appropriately reflect the company’s liabilities in respect of indirect taxes and related income statement charges for the fiscal years ended December 31, 2014; December 31, 2013, December 31, 2012. Our audit report is not modified with respect to this matter.

DELOITTE LLP
London, United Kingdom

October 22, 2015

Acision B.V.
Consolidated income statements
For the years ended 31 December 2014, 2013 and 2012

	Notes	2014	2013	2012
		$'000	$'000	$'000
Revenue	4	190,633	218,634	254,672
Cost of sales		(71,273)	(87,317)	(125,038)
Gross profit		119,360	131,317	129,634
Total administrative expense		(81,286)	(125,753)	(154,506)
Operating profit/(loss)		38,074	5,564	(24,872)
Finance income	6	18	29	100
Finance costs	7	(15,539)	(10,098)	(19,455)
Other (losses)/gains	8	(3,967)	3,645	(1,877)
Profit/(loss) before taxation	9	18,586	(860)	(46,104)
Tax (charge)/credit	10	(8,266)	157	4,694
Net profit/(loss) for the year	25	10,320	(703)	(41,410)

All amounts arise from continuing operations.

Acision B.V.
Consolidated statements of comprehensive income
For the years ended 31 December 2014, 2013 and 2012

	2014	2013	2012
	$'000	$'000	$'000
Net profit/(loss) for the year	10,320	(703)	(41,410)
Items that may be reclassified to profit or loss in subsequent periods:
Exchange differences on deferred tax on intangible assets	25	—	—
Exchange differences on translation of foreign subsidiaries	(4,520)	(8,623)	2,163
Total comprehensive income/(loss) for the year	5,825	(9,326)	(39,247)

Attributable to:
Owners of the Company	5,825	(9,326)	(39,247)

Acision B.V.
Consolidated balance sheets
At 31 December 2014, 2013 and 2012

	Notes	2014	2013	2012
		Restated	Restated	Restated
		$'000	$'000	$'000
Non-current assets:
Goodwill	11	53,169	52,403	51,813
Other intangible assets	12	19,663	17,685	40,847
Property, plant and equipment	13	3,668	4,200	5,835
Deferred tax asset	19	5,566	7,059	—
		82,066	81,347	98,495
Current assets:
Trade and other receivables	15	95,537	124,167	117,551
Current tax receivables		8,887	3,062	—
Cash and cash equivalents	16	44,336	33,913	44,637
		148,760	161,142	162,188
Current liabilities:
Trade and other payables	18	(84,924)	(97,060)	(106,593)
Current tax liabilities		(19,815)	(10,560)	(9,601)
Borrowings	17	(8,000)	—	—
Provisions	20	(6,871)	(9,708)	(5,449)
		(119,610)	(117,328)	(121,643)

Net current assets		29,150	43,814	40,545
Total assets less current liabilities		111,216	125,161	139,040

Non-current liabilities
Borrowings	17	(202,532)	(249,253)	(243,283)
Deferred tax liability	19	(6,159)	(3,431)	(1,032)
Provisions	20	(45,575)	(55,406)	(68,328)
Net liabilities		(143,050)	(182,929)	(173,603)

Capital and reserves
Called-up share capital	22	247,764	247,764	247,764
Share premium account	23	108,334	108,334	108,334
Other reserves	24	11,311	15,806	24,429
Accumulated losses	25	(510,459)	(554,833)	(554,130)
Total shareholder's deficit		(143,050)	(182,929)	(173,603)

Acision B.V.
Consolidated statements of changes in equity
For the years ended 31 December 2014, 2013 and 2012

	Share capital	Share premium	Other reserves	Accumulated losses	Total Equity
				Restated	Restated
	$'000
Balance at 31 December 2011	247,764	108,334	22,266	(512,720)	(134,356)
Net loss for the year	—	—	—	(41,410)	(41,410)
Other comprehensive income for the year	—	—	2,163	—	2,163
Total comprehensive income/(loss) for the year	—	—	2,163	(41,410)	(39,247)
Balance at 31 December 2012	247,764	108,334	24,429	(554,130)	(173,603)
Net loss for the year	—	—	—	(703)	(703)
Other comprehensive loss for the year	—	—	(8,623)	—	(8,623)
Total comprehensive loss for the year	—	—	(8,623)	(703)	(9,326)
Balance at 31 December 2013	247,764	108,334	15,806	(554,833)	(182,929)
Net profit for the year	—	—	—	10,320	10,320
Other comprehensive loss for the year	—	—	(4,495)	—	(4,495)
Total comprehensive (loss)/income for the year	—	—	(4,495)	10,320	5,825
Capital contribution	—	—	—	34,054	34,054
Balance at 31 December 2014	247,764	108,334	11,311	(510,459)	(143,050)

Acision B.V.
Consolidated statements of cash flow
For the years ended 31 December 2014, 2013 and 2012

	Note	2014	2013	2012
		Restated	Restated	Restated
		$'000	$'000	$'000
Net cash inflow from operating activities	27	48,952	775	13,794
Investing activities
Interest received		18	29	100
Purchases of property, plant and equipment	13	(2,919)	(1,667)	(1,649)
Acquisition of subsidiary	32	(9,708)	—	—
Acquired intellectual property		(1,687)	(1,600)	—
Expenditure on product development and customer relations intangible assets		(8,564)	(6,916)	(9,059)
Net cash used in investing activities		(22,860)	(10,154)	(10,608)
Financing activities
Repayment of borrowings		(162,000)	—	—
New bank loan raised		154,600	—	—
Refinancing costs		(5,221)	—	—
Net cash used in financing activities		(12,621)	—	—
Net increase/(decrease) in cash and cash equivalents		13,471	(9,379)	3,186
Cash and cash equivalents at beginning of year		33,913	44,637	41,696
Effect of foreign exchange rate changes		(3,048)	(1,345)	(245)
Cash and cash equivalents at end of year		44,336	33,913	44,637

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

1.	General information
Acision B.V. is a company incorporated in the Netherlands on 2 March 2007, and legally seated in Nieuwegein.
The principal activities of the Group comprise of the development, marketing and selling of innovative software products and commercial solutions aimed at the international wireless telecommunications and Enterprise marketplaces. During the year, the Group acquired a company MindMatics Secure Messaging GmbH for a total consideration of $13.5m, a leading provider of mobile messaging integration solutions for enterprises. The Directors are not aware, at the date of this report, of any likely changes in the Group’s activities in the forthcoming year.
These financial statements are presented in US dollars as that is the currency of the primary economic environment in which the Group operates and the majority of contracts are denominated in US dollars. Foreign operations are included in accordance with the policies set out in note 2.
The parent and ultimate parent of the Group was Bergkamp Coöperatief U.A., a cooperative legally seated in Amsterdam, the Netherlands. On August 6, 2015 the Company was acquired by Xura, Inc. (formally known as Comverse, Inc.)

2.	Significant accounting policies
Basis of accounting
The consolidated financial statements of Acision B.V. have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘IASB’).
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and assumptions. It also requires management to exercise judgement in the process of applying the Company’s accounting policies. Actual results may differ from these estimates. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 3: Critical Accounting Estimates and Judgements.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
The financial statements have been prepared on the historical cost basis. The accounting policies set out below have been applied consistently throughout the periods presented in these consolidated financial statements.

Restatement
We signed our statutory annual report for the year ended 31 December 2014, including consolidated financial statements for the company prepared under IFRS, authorized for issuance on February 23, 2015. Those consolidated financial statements did not appropriately reflect the company’s liabilities in respect of indirect taxes and related income statement charges for the fiscal years ended 31 December 2014; 31 December 2013, and 31 December 2012. This arose from the incorrect omission of withholding taxes due on settlement of certain balances, and further consideration of the interaction between transactions that may cause payment of taxes to be deemed late and subject to interest and penalties.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

The restatement has impacted the consolidated financial statements for the years ended 31 December 2014, 2013 and 2012

	2014			2013			2012
	As originally reported	restatement	Amount as adjusted	As originally reported	restatement	Amount as adjusted	As originally reported	restatement	Amount as adjusted
	$'000	$'000	$'000	$'000	$'000	$'000	$'000	$'000	$'000
Cost of sales	(71,180)	(93)	(71,273)	(87,284)	(33)	(87,317)	(124,500)	(538)	(125,038)
Gross profit	119,453	(93)	119,360	131,350	(33)	131,317	130,172	(538)	129,634
Total Administrative expenses	(81,780)	494	(81,286)	(126,546)	793	(125,753)	(153,140)	(1,366)	(154,506)
Operating profit/(loss)	37,673	401	38,074	4,804	760	5,564	(22,968)	(1,904)	(24,872)
Finance costs	(14,238)	$(1,301)	(15,539)	$(8,953)	$(1,145)	(10,098)	$(18,003)	$(1,452)	(19,455)
Profit/(loss) for before taxation	19,486	(900)	18,586	(475)	(385)	(860)	(42,748)	(3,356)	(46,104)
Profit/(loss) for the year	11,220	(900)	10,320	(318)	(385)	(703)	(38,054)	(3,356)	(41,410)
Total comprehensive income/(loss) for the year	6,725	(900)	5,825	(8,941)	(385)	(9,326)	(35,891)	(3,356)	(39,247)

Trade and other payables	(83,286)	(1,638)	(84,924)	(95,654)	(1,406)	(97,060)	(105,236)	(1,357)	(106,593)
Current liabilities	(117,972)	(1,638)	(119,610)	(115,923)	(1,406)	(117,329)	(120,284)	(1,357)	(121,641)
Net current assets	30,788	(1,638)	29,150	45,220	(1,406)	43,814	41,904	(1,357)	40,547
Total assets less current liabilities	112,854	(1,638)	111,216	126,567	(1,406)	125,161	140,398	(1,357)	139,041
Non-current provisions	(38,696)	(6,879)	(45,575)	(49,196)	(6,210)	(55,406)	(62,453)	(5,875)	(68,328)
Net liabilities	(134,533)	(8,517)	(143,050)	(175,312)	(7,617)	(182,929)	(166,371)	(7,232)	(173,603)
Opening accumulated losses	(547,216)	(7,617)	(554,833)	(546,898)	(7,232)	(554,130)	(508,844)	(3,876)	(512,720)
Total shareholder's deficit	(134,533)	(8,517)	(143,050)	(175,312)	(7,617)	(182,929)	(166,371)	(7,232)	(173,603)

Consequently certain figures in the cash flow statement have been adjusted.

Going concern
The Group’s performance, together with the factors likely to affect future development, performance and position are set out below.

Operating profit has increased to $38.1m in 2014, largely driven by restructuring of the Company’s cost base and reduction in amortisation charges.

However Revenue has fallen by 13% when compared to prior year (2014: $190.6m).

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

This is driven by a continuing reduction in low margin third party revenues in line with Group strategy (gross profit has increased to 63% from 60% in 2013 and 51% in 2012), as well as a decline in revenues in our traditional business. Due to market conditions, revenues from these products are expected to continue to decline over the next year as the Group focuses on its newer portfolio of products. However, existing contracted projects will continue to provide revenues going forward and there are strong recurring revenue streams in place including contractual maintenance and support.

To mitigate the decline in our traditional business, the Group continues to invest in new products and solutions for the telecommunications and Enterprise markets. Firstly this includes new software products generated through internal investment in R&D, which have generated significant revenues through commercial solutions such as Collect SMS especially in Latin America. Secondly this is achieved through continuing to invest in acquisitions such as MindMatics. MindMatics adds a new profitable revenue stream to the Group and will act as a base for further investment in growing its Enterprise business.

Operating profit has increased through a combination of (i) higher margin new contracts, (ii) tighter controls around Administrative expenses and investment spend and savings from restructuring initiatives in prior year, and (iii) a reduction in the Intangible asset amortization charge for the year as the majority of the intangibles generated on acquisition from Logica have become fully amortised midway through the year.

The Group had net current assets of $29.2m at 31 December 2014 and the shareholders’ deficit has decreased significantly during 2014. The Group generated cash of $53.1m from operating activities before restructuring costs of $4.1m in 2014. These results demonstrate the liquidity of the business despite declining revenues.

In February 2014, the Group’s bank debt of $162m held by Irish Bank Resolution Corporation Limited was transferred to Lone Star Funds; terms and covenants of the debt were unaffected.  Subsequently, the debt was transferred in April 2014 from Lone Star Funds to a group of investors who were the lenders under the Group’s junior facility. In December 2014 the debt was successfully refinanced. $162m was repaid to the investors and a new secured facility of $160m was agreed with a syndicate of banks.  The term of the new loan is four years and includes capital repayments together with interest. The new loan includes covenants based on normalised EBITDA and is measured quarterly beginning March 2015.

Further to this, the Group’s investors extended the term for the $85m of debt already held in the Group, which became repayable on 30 June 2019. This resulted in a deemed capital contribution of $31.0m in the year. The $10m convertible loan held by the investors was also extended to the same term which resulted in a further deemed capital contribution of $3.0m. This debt was repaid as part of the acquisition by Xura Inc

The Group has prepared forecasts and projections for a minimum of 12 months from the date of the financial statements, taking account of reasonably anticipated changes in trading performance, including market conditions and performance of our new products, and these show that the Group is able to operate within the level of its current facilities and covenants. Further it is now part of the Xura Inc Group and has access to wider resources.

Based on the above, the Directors therefore have a reasonable expectation that the Group and the Company will have adequate resources to continue in operational existence for the foreseeable future and hence continue to adopt the Going Concern basis in preparing these financial statements.

The Group expects Administrative expenses, headcount and R&D expenditure to remain similar in 2015 compared to 2014 levels.
Basis of consolidation
The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) made up to 31 December each period (collectively “the Group”). Control is achieved where the Company has the power to govern the financial and operating policies of an investee entity so as to obtain benefits from its activities. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by the Group.
Adoption of new and revised standards
The following new and revised Standards and Interpretations have been adopted in the last two years but have not impacted the reported results or the financial position:

•	IFRS 1 (amended) Government Loans

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

•	IFRS 1 (amended) Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters

•	IFRS 7 (amended) Disclosures - Offsetting Financial Assets and Financial

•	IFRS 9 Financial Instruments

•	IFRS 10 Consolidated Financial Statements

•	IFRS 11 Joint Arrangements

•	IFRS 12 Disclosure of Interests in Other Entities

•	IFRS 13 Fair Value Measurement

•	IAS 12 (amended) Deferred Tax: Recovery of Underlying Assets

•	IAS 19 (revised) Employee Benefits

•	IAS 27 (revised) Separate Financial Statements

•	IAS 28 (revised) Investments in Associates and Joint Ventures

•	IAS 32 (amended) Offsetting Financial Assets and Financial Liabilities

•	IAS 36 (amended) Recoverable Amount Disclosures for Non-Financial Assets

•	IAS 39 (amended) Novation of Derivatives and Continuation of Hedge Accounting

•	Amendments to IFRS 10, IFRS 12 and IAS 27 Investment Entities
Annual Improvements to IFRSs: 2009-2011 Cycle (May 2012)

•	Annual Improvements to IFRSs: 2011-2013 Cycle (December 2013)

•	Annual Improvements to IFRSs: 2010-2012 Cycle (December 2013)

•	IAS 19 (amended) Defined Benefit Plans: Employee Contributions

•	IFRIC 21 Levies

At the date of authorisation of these financial statements, the following Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective (and in some cases had not yet been adopted by the EU):

•	IFRS 15 Revenue from Contracts with Customers

•	IAS 16 and IAS 38 (amended) Clarification of Acceptable Methods of Depreciation and Amortisation

•	IFRS 11 (amended) Accounting for Acquisitions of Interests in Joint Operations

•	IFRS 14 Regulatory Deferral Accounts

•	IFRS 9 Financial Instruments

•	ED Leases

•	Integrated reporting - International Integrated Reporting <IR> Framework

The directors anticipate that the adoption of IFRS 15 will have some impact however management have not yet completed their overall assessment. The directors anticipate that the adoption of the other Standards and Interpretations in future periods will have no material impact on the financial statements of the Group.
The Group has taken the exemption from providing disclosures on Earnings per Share, as permitted by IAS 33 Earnings per Share, as its ordinary shares are not traded on a public market.

Goodwill
Goodwill arising on consolidation represents the excess of the cost of acquisition over the Group’s interest in the fair value of the identifiable assets, liabilities and contingent liabilities of a subsidiary at the date of acquisition. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill which is recognised as an asset is reviewed for impairment at least annually. Any impairment is recognised immediately in profit or loss and is not subsequently reversed.
Following the centralisation of key business operations including R&D, Support, Finance and HR, as well as centralised management of resourcing and budgeting in 2012, the Group considers that it operates as a single CGU for 2014, 2013 and 2012. Goodwill is tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount is less than the carrying amount based on value in use calculations, the impairment loss is recognised. An impairment loss recognised for goodwill is not reversed in a subsequent period.
On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.
Intangible assets acquired in a business combination

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Intangible assets acquired in a business combination are identified and recognised separately from goodwill where they satisfy the definition of an intangible asset and their fair values can be measured reliably. The cost of such intangible assets is their fair value at the acquisition date.
Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortisation and accumulated impairment losses on the same basis as intangible assets that are acquired separately.
Development costs
Expenditure on research activities is recognised as an expense in the period in which it is incurred.
An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if all of the following conditions have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.
Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.
Impairment of tangible and intangible assets excluding goodwill
At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.
Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.
Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately.
Amortisation and estimated useful lives
Intangible assets, excluding goodwill, are amortised on a straight-line basis over their estimated useful lives. The estimated useful lives are:

Customer relations	3 - 7 years
Software and technology	3 - 5 years
Development costs	Over life of product (circa 15 - 18 months)
Revenue recognition
Revenue represents the fair value of consideration received or receivable from customers for goods and services provided by the Group, net of discounts, VAT and other sales-related taxes. Where the time value of money is material, revenue is recognised as the present value of the cash inflows expected to be received from the customer in settlement.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Where the time before payment falls due is considered to call into question the probability of benefit flowing to the company, the reliability of measurements of revenue and costs to complete, or the enforceability of the contract, taking into account likely changes in technology, the bargaining position of the parties and commercial considerations, the company does not take account of such revenue. The Group has determined that revenues falling due after more than one year should not be taken into account on this basis.
Revenue from the sale of software products or hardware requiring significant modification, integration or customisation is recognised using the percentage of completion method. The stage of contract completion is determined based on effort/man-time spent versus forecast to completion. Provision is made for all foreseeable future losses on a contract in the period in which the loss is identified.
Revenue arising from the supply of standalone hardware or software licence upgrades with minimal modification or customisation involved is recognised on delivery.
Revenue from the sale of support is recognised rateably over the duration of the support period as services are performed by an indeterminate number of acts over a specified period of time. If the support element is embedded within the product sale or if there is a warranty period, the revenue from the sale of support or associated with the warranty period is quantified and recognised rateably over the applicable support period.
Revenues relating to managed services contracts are recognised on the basis of the services provided to the customer, on a straight line basis over the period of the agreement unless there is evidence that some other method better represents the stage of completion.
Revenues relating to ‘volume-based’ or ‘revenue share’ deals are recognised when the delivery of the service is performed.
Leasing
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.
The Group as lessee
Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.
In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.
Foreign currencies
The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are expressed in US dollars, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.
In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the balance sheet date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.
Exchange differences are recognised in profit or loss in the period in which they arise.
For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are classified as equity and recognised in the Group’s other reserve. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Borrowing costs
Amount capitalised represents actual borrowing costs that arose directly as a result of negotiation of the borrowing agreements.
All other borrowing costs are recognised as an expense in the period in which they are incurred.
Pension costs
Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.
Taxation
The tax expense represents the sum of the tax currently payable and deferred tax.
The tax currently payable is based on taxable profit for the period. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.
Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.
Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.
Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognised in other comprehensive income or directly in equity respectively.
Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation and any recognised impairment loss.
Depreciation is charged so as to write off the cost less estimated residual value of assets over their estimated useful lives, using the straight-line method, on the following bases:

Leasehold improvements	10% - 20%
Office equipment	10% - 20%
Computer equipment and software	25% - 33%
The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.
Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in income.
Financial assets
Financial assets include investments and long-term receivables. Financial assets are stated at fair value. The Group classifies its financial assets in the following categories: at fair value through profit and loss and loans and receivables. The classification depends on the purpose for which the financial assets are acquired.  Management determines the classification of its financial assets at initial recognition.
Loans and receivables
Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.  Loans and receivables are included in current assets, except for maturities greater than 12 months after the balance sheet date, which are classified as non-current assets.  Loans and receivables are measured at amortised cost using the effective interest method, less any impairment and are classified as trade and other receivables in the balance sheet.
The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.
An allowance for impairment for expected credit losses as a result of future events is established when there is objective evidence that the Company is unlikely to be able to collect all amounts due according to the original terms of receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The impairment is recognised in the income statement.
Cash and cash equivalents
Cash and cash equivalents comprise cash on hand, demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of change in value.
Financial liabilities and equity
Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs. Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition. An exchange between an existing borrower and lender of debt instruments with substantially different terms or a substantial modification is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability in line with IAS 39 ‘Financial instruments’. Substantially different terms are calculated applied based on the “10% test” specified in IAS 39.
Compound instruments
The component parts of compound instruments (convertible bonds) issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount is recorded as a liability on an amortised cost basis using the effective interest method until extinguished upon conversion or at the instrument’s maturity date. The equity component is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is recognised and included in equity, net of income tax effects, and is not subsequently measured.
Other financial liabilities
Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs. Other financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis. The effective interest method is a method of calculating the amortised cost of a financial liability

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or where appropriate, a shorter period.
Provisions
Provisions are recognised when the Group has a present obligation as a result of a past event, and it is probable that the Group will be required to settle that obligation. Provisions are measured at the Directors’ best estimate of the expenditure required to settle the obligation at the balance sheet date, and are discounted to present value where the effect is material.
Restructurings
A restructuring provision is recognised when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.
Warranties
Provisions for the expected cost of warranty obligations under local sale of goods legislation are recognised at the date of sale of the relevant products, at the directors’ best estimate of the expenditure required to settle the Group’s obligation.
Onerous contracts
Present obligations arising under onerous contracts are recognised and measured as provisions. An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

3.	Critical accounting estimates and judgements
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial period are discussed below.
Critical accounting estimates:

a)	Revenue recognition
The revenue and profit of fixed price contracts is recognised on a percentage of completion basis when the outcome of a contract can be estimated reliably. Management exercises judgement in determining whether a contract’s outcome can be estimated reliably. Management also makes estimates of the total cost of professional services, or in some instances total contract costs, which are used in determining the value of amounts recoverable on contracts. These estimates are continually revised based on changes in the facts relating to each contract. Any changes in estimates are reflected in that period.

b)	Income tax and other taxes
The Group is subject to income and other taxes in the jurisdictions in which the Group operates. Significant judgement is required in determining the provision for income and other taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional tax will be due. Where the final tax outcome of these matters are different from the amounts that were initially recorded, such differences will impact the tax provisions in the period in which such determination is made. Deferred tax assets are recognised relating to tax losses to the extent that it is probable future taxable profits will arise in that jurisdiction.

c)	Provision for doubtful debts and amounts recoverable from customers
The Group determines its provision for doubtful debts based on historical experience, knowledge of market conditions and where applicable specific customer information. These estimates are revised based on actual performances and such changes are recorded in that period.
Critical accounting judgements:

a)	Estimated impairment of intangible assets, goodwill and property, plant and equipment
The Group tests annually whether the intangible assets, goodwill and property, plant and equipment have suffered any impairment, in accordance with the accounting policy stated in note 2. The recoverable amounts have been determined based on value-in-use calculations. The calculation of value in use is based on a discounted cash flow, which requires a number

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

of assumptions including future growth rates, estimated cash flows and discount rates. The cash flow projections were based on a 12-month forecast and extrapolations using a terminal growth rate factor in line with long term market growth rates and discounted at a pre-tax weighted average cost of capital of 18%. The input to our key assumptions classifies as level 3 input in the fair value measurement hierarchy in accordance with IFRS13.
b) Recoverability of capitalised development costs
The Group determines the recoverability of development costs from future cash flows based on the progress of the development project and any changes in the potential market for the product.
c) Effective interest rate of Investor loans
As part of the refinancing arrangements in December 2014 the term of the interest free investor loan and convertible debt was extended. The transaction was assessed under IAS 39 with the new effective interest rate being calculated at 12.8%. The fair value of the investor loan at year end was recalculated as $49.5m, resulting in a capital contribution of $31.0m (consistent with the original treatment of the loan at point of inception in 2011). The recalculation of the convertible loan resulted in a further capital contribution of £3.0m.

4.	Revenue
An analysis of the Group’s revenue is as follows:

	2014	2013	2012
	$'000	$'000	$'000
Product sales and services provided	190,633	218,634	254,672
An analysis of the Group’s product sales revenue by geographic market is as follows:

	2014	2013	2012
	$'000	$'000	$'000
Europe and Russia	52,182	55,825	66,363
North America	40,436	41,841	57,231
Latin America	52,239	65,940	51,978
Middle East, Africa and Pakistan	21,642	31,871	42,804
Asia Pacific	24,134	23,157	36,296
	190,633	218,634	254,672

5.	Staff costs
The average number of employees of the Group during the year, converted to full-time equivalents and broken down by activity, was as follows:

	2014	2013	2012
	Number of FTE*
Administration	95	116	117
Development	238	325	348
Sales	90	87	133
Services	348	375	380
	771	903	978

*Full time employees

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Their aggregate remuneration comprised:

	2014	2013	2012
	$'000
Wages and salaries	60,418	69,911	78,715
Social security costs	4,668	6,735	9,984
Other pension costs (see note 31)	3,995	4,778	6,118
	69,081	81,424	94,817
Total staff costs related to restructuring amounted to $2.0m (2013: $15.9m; 2012: $nil) were excluded from the numbers above.

6.	Finance income

	2014	2013	2012
	$'000
Interest on bank deposits	18	29	100

7.	Finance costs

	2014	2013	2012
	$'000
Finance lease interest	—	29	30
Interest on loans and overdrafts	15,607	15,668	14,650
Interest charge on tax provisions	2,462	2,721	4,775
Interest release on tax provisions (note 20)	(2,530)	(8,320)	—
	15,539	10,098	19,455

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

8.	Other (losses)/gains

	2014	2013	2012
	$'000
Foreign exchange (losses)/gains on intercompany balances	(3,967)	3,645	(1,877)

9 .	Profit/(loss) before taxation

	2014	2013	2012
	Restated	Restated	Restated
	$'000	$'000	$'000
Profit/(loss) before taxation is after charging/(crediting):
Net foreign exchange loss/(gain)	2,499	(2,709)	3,357
Government grants towards operating costs	—	(1,844)	(378)
Depreciation of property, plant and equipment	2,876	3,166	4,306
Loss on disposal of property, plant and equipment	246	—	—
Amortisation of intangible fixed assets - taken to Cost of Sales	3,921	7,957	41,427
Amortisation of intangible fixed assets - taken to Administrative Expenses	13,764	24,828	10,700
Release of historic tax provisions - taken to Cost of Sales	2,255	6,187	—
Release of historic tax provisions - taken to Administrative Expenses	2,530	8,320	—
Restructuring costs*	4,126	19,001	3,135
Research and development costs expensed	11,309	15,379	20,783
Staff costs	69,081	81,424	94,817
Contract staff costs	2,567	2,156	5,730
Travel	6,861	6,310	8,130
Rent and rates	8,096	9,917	12,330
Professional fees	4,142	4,751	7,160
Insurance receipt**	—	(2,700)	—

*Restructuring costs include redundancy payments and provisions and severance related legal fees
** Insurance receipt relates to cash received/receivable in respect of claim made during the year

These items are included as part of the ‘Other cost of sales’ and ‘Total administrative expenses’ on the face of the income statement.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

10.	Tax charge/(credit)

	2014	2013	2012
	$'000	$'000	$'000
Current tax charge
- Current year	6,385	2,944	5,532
- Prior year	1,075	2,301	436

Deferred taxation (note 19)
Origination and reversal of timing differences
- Current year	(902)	1,167	(9,818)
- Prior year	1,708	(6,569)	(844)
	8,266	(157)	(4,694)
Corporation tax is calculated on the estimated assessable result for the year at the rates prevailing in the respective jurisdictions.

Reconciliation to tax charge/ (credit):

	2014	2013	2012
	$'000
Profit/(loss) before taxation:	18,586	(860)	(46,104)

Tax at the blended corporation tax rate of 25% (2013: 25%; 2012: 24%)	4,646	(215)	(11,245)
Tax effect of (income)/ expenses that are not (taxable)/ deductible in determining taxable profit	3,604	4,897	1,859
Unrecognised deferred taxation on unprovided tax losses at the tax rate	(3,269)	(897)	1,158
Withholding tax credits written off	1,717	326	3,942
Prior year adjustments	1,568	(4,268)	(408)
Tax charge/(credit) for the year	8,266	(157)	(4,694)
Items charged or credited to equity consisted of foreign exchange movements on translation of overseas subsidiaries, on which no deferred tax provision arises.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

11.    Goodwill

	2014	2013	2012
	$'000
Cost
At start of year	228,916	226,257	225,327
Additions (note 32)	2,559	—	—
Exchange differences	(7,616)	2,659	930
At end of year	223,859	228,916	226,257

Accumulated impairment losses
At start of the year	(176,513)	(174,444)	(173,720)
Exchange differences	5,823	(2,069)	(724)
At end of the year	(170,690)	(176,513)	(174,444)

Carrying amount
At end of the year	53,169	52,403	51,813
At start of the year	52,403	51,813	51,607
Goodwill acquired in a business combination is allocated, at acquisition date, to the cash generating units (CGUs) that are expected to benefit from that business combination. Following the centralisation of key business operations including Research & Development (‘R&D’), Support, Finance and Human Resources, as well as centralised management of resourcing and budgeting during 2013, the Group considered that it operates as a single CGU.
The Group tests goodwill annually for impairment or more frequently if there are indications that goodwill might be impaired. The recoverable amount is determined from value in use calculations. The key assumptions for the value in use calculations are those regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the business. The growth rates are based on average market growth rates. Changes in selling prices and direct costs are based on past practices and expectations of future changes in the market. Management believes that no reasonable potential change in any of the above key assumptions would cause the carrying value of goodwill to exceed its recoverable amount.
The Group prepares cash flow forecasts derived from the most recent financial budgets approved by the Directors at the time of the impairment review for the next year and extrapolates cash flows for the following years based on an estimated growth rate of 1.9% (2013: 1.2%; 2012: 1.4%). This rate does not exceed the average long-term growth rate for the relevant markets. The pre-tax rate used to discount the forecast cash flows is 18.0% (2013: 14.0%; 2012: 12%).

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

12.	Other intangible assets

	Development costs	Customer relations	Software and Technology	Total
	$'000
Cost
At 31 December 2011	$45,741	149,198	263,916	458,855
Additions	6,858	500	1,700	9,058
Exchange differences	861	1,026	1,085	2,972
At 31 December 2012	53,460	150,724	266,701	470,885
Additions	6,319	—	2,550	8,869
Exchange differences	2,636	2,900	2,852	8,388
At 31 December 2013	62,415	153,624	272,103	488,142
Additions	6,649	—	3,226	9,875
Additions - MindMatics (note 32)	—	9,209	2,307	11,516
Exchange differences	(8,161)	(5,603)	(605)	(14,369)
At 31 December 2014	60,903	157,230	277,031	495,164

Amortisation and Impairment				—
At 31 December 2011	38,524	95,353	242,142	376,019
Amortisation charge for the year taken to Administrative expenses	6,795	12,865	21,767	41,427
Amortisation charge for the year taken to Cost of Sales	—	10,700	—	10,700
Exchange differences	756	131	1,005	1,892
At 31 December 2012	46,075	119,049	264,914	430,038
Amortisation charge for the year taken to Administrative expenses	10,945	13,233	650	24,828
Amortisation charge for the year taken to Cost of Sales	—	7,957	—	7,957
Exchange differences	2,445	2,473	2,716	7,634
At 31 December 2013	59,465	142,712	268,280	470,457
Amortisation charge for the year taken to Administrative expenses	4,925	7,282	1,557	13,764
Amortisation charge for the year taken to Cost of Sales	—	3,921	—	3,921
Exchange differences	(7,733)	(4,844)	(64)	(12,641)
At 31 December 2014	56,657	149,071	269,773	475,501
				—
Carrying amount				—
At 31 December 2014	4,246	8,159	7,258	19,663
At 31 December 2013	2,950	10,912	3,823	17,685
At 31 December 2012	7,385	31,675	1,787	40,847
Customer relations and software and technology are amortised over their estimated useful lives, which range between 3- 7 and 3- 5 years respectively. Development costs are amortised over the life of each individual product, average life 15 to 18 months.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

13.	Property, plant and equipment

	Leasehold improvements	Office equipment	Computer equipment and software	Total
	$'000
Cost
At 31 December 2011	3,267	5,103	23,126	31,496
Additions	103	17	1,529	1,649
Disposals	—	—	(172)	(172)
Exchange differences	(161)	311	390	540
At 31 December 2012	3,209	5,431	24,873	33,513
Additions	451	5	1,211	1,667
Exchange differences	317	(65)	154	406
At 31 December 2013	3,977	5,371	26,238	35,586
Additions	955	125	1,839	2,919
Reallocation	216	73	(289)	—
Write-off	—	—	(322)	(322)
Exchange differences	(1,491)	(26)	(4,159)	(5,676)
At 31 December 2014	3,657	5,543	23,307	32,507

Depreciation				—
At 31 December 2012	2,062	3,896	17,205	23,163
Charge for the year	763	332	3,211	4,306
Write-off	—	—	(172)	(172)
Exchange differences	(153)	246	288	381
At 31 December 2012	2,672	4,474	20,532	27,678
Charge for the year	903	33	2,230	3,166
Exchange differences	310	(11)	243	542
At 31 December 2013	3,885	4,496	23,005	31,386
Charge for the year	852	15	2,009	2,876
Exchange differences	(1,483)	(15)	(3,925)	(5,423)
At 31 December 2014	3,254	4,496	21,089	28,839
				—
Net book value				—
At 31 December 2014	403	1,047	2,218	3,668
At 31 December 2013	92	875	3,233	4,200
At 31 December 2012	537	957	4,341	5,835
As disclosed in Note 17, the bank loan is secured via a fixed and floating charge over the assets of the Group.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

14.	Subsidiaries
Details of the Company’s material subsidiaries at 31 December 2014 are as follows:

Name	Place of incorporation (or registration) and operation	Proportion of ownership interest %	Proportion of voting power held %
Fortissimo Holding B.V.*	The Netherlands	100	100
Acision Italia s.r.l	Italy	100	100
Acision FZ-LLC	UAE	100	100
Acision LLC	USA	100	100
Acision Telecommunicacoes Sul America Ltda	Brazil	100	100
Acision Participacoes Ltda	Brazil	100	100
Acision Australia Pty Ltd	Australia	100	100
P.T. Acision Indonesia	Indonesia	100	100
Acision Malaysia Sdn Bhd	Malaysia	100	100
Acision PTE. LTD	Singapore	100	100
Acision International B.V.	The Netherlands	100	100
Acision Nederland B.V.	The Netherlands	100	100
Acision IPR Nederland B.V.	The Netherlands	100	100
Acision Ireland Limited	Ireland	100	100
Markport Limited	Ireland	100	100
Acision Hong Kong Limited	Hong Kong	100	100
Acision India Information Technology Private Limited	India	100	100
Acision Pakistan (Private) Limited	Pakistan	100	100
Acision GmbH	Germany	100	100
Acision Russia LLC	Russia	100	100
Acision Iberia S.L.	Spain	100	100
Acision Mexico SRL	Mexico	100	100
Acision Limited	United Kingdom	100	100
Acision UK Limited	United Kingdom	100	100
Acision (Thailand) Limited	Thailand	100	100
Acision Czech Republic sro	Czech Republic	100	100
Acision S.R.O	Czech Republic	100	100
Acision Venezuela C.A.	Venezuela	100	100
Soli Interactive B.V.	Netherlands	100	100
MindMatics Secure Messaging GmbH	Germany	100	100
*Directly owned.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

15.	Trade and other receivables

	2014	2013	2012
	$'000
Amount receivable	42,074	65,960	59,104
Allowance for doubtful debts	(4,691)	(7,269)	(1,769)
	37,383	58,691	57,335
Accrued income and deferred costs	52,350	54,876	47,596
Prepayments	2,613	3,866	2,731
Other debtors	3,191	6,734	9,889
	95,537	124,167	117,551
Trade receivables
Trade receivables disclosed above are classified as loans and receivables and are therefore measured at amortised cost. Total trade receivables (net of allowances) held by the Group at 31 December 2014 amounted to $37.4m (2013: $58.7m; 2012: $57.3m).
The average credit period taken on customer invoices is 73 days (2013: 87 days; 2012: 72 days). The Group provides fully on a specific invoice basis if management consider the recoverability of the debt unlikely.
Included in the Group’s trade receivable balance are debtors with a carrying amount of $25.5m (2013: $39.1m; 2012: $23.6m) which are past due at the reporting date. The amount which the Group has not provided for is $20.8m (2013: $31.8m; 2012: $21.8m) as there has not been a significant change in credit quality and the amounts are still considered recoverable.

Ageing of past due but not impaired receivables:

	2014	2013	2012
	$'000
Less than 30 days	10,291	11,109	6,069
31-60 days	2,685	10,145	4,780
61-90 days	2,108	24	5,264
90+ days	5,733	10,525	5,735
Total	20,817	31,803	21,848
Movement in the allowance for doubtful debts

	2014	2013	2012
	$'000
Balance at start of year	7,269	1,769	2,341
Amounts written off	(1,547)	(1,699)	(471)
Amounts released	(4,034)	—	(1,533)
Amounts recovered	—	—	—
Increase in provision	3,003	7,199	1,432
Balance at the end of the year	4,691	7,269	1,769
In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the trade receivable, and any political or economic risk relating to specific countries it deals with, from the date credit was initially granted up to the reporting date. The concentration of credit risk is limited due to the customer base being large and unrelated. Accordingly, the Directors believe that there is no further credit provision required in excess of the allowance for doubtful debts.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Ageing of impaired trade receivables:

	2014	2013	2012
	$'000
90+ days	4,691	7,269	1,769
The Directors consider that the carrying amount of trade and other receivables approximates their fair value.

16.	Cash and cash equivalents

	2014	2013	2012
	$'000
Cash and cash equivalents	44,336	33,913	44,637
Cash and cash equivalents comprise cash held by the Group and short-term bank deposits with an original maturity of three months or less, net of any required provision for local foreign exchange regulations. The carrying amount of these assets approximates their fair value. As at the year end, $0.4m (2013: $2.5m; 2012: $4.2m) of the cash and cash equivalents balance was considered to be trapped. Of this, $nil (2013: $2.2m; 2012: $2.3m) related to amounts held by Acision Thailand (requirement for capital to be held in the entity removed during the year), and $0.4m (2013: $0.3m; 2012: $1.8m) to amounts held in Venezuelan Bolivars across the group. In addition, $0.4m (2013: $0.4m; 2012: $0m) was held in escrow as at year end in relation to the acquisition of Crocodile technology license (to be held for 24 months from date of acquisition to meet any future claims by Acision).

17.	Borrowings

	2014	2013	2012
	$'000
Borrowing at amortised cost
Secured bank loan*	150,724	162,000	162,000
Investor loan	49,548	74,932	69,704
Convertible debt	10,260	12,321	11,579
	210,532	249,253	243,283
Total borrowings **
Amount due for settlement within 12 months	8,000	—	—
Amount due for settlement after 12 months	202,532	249,253	243,283
	210,532	249,253	243,283
*Secured in full by a fixed and floating charge over all the assets of the Group.
** The Group’s borrowings are all denominated in US dollars.
The other principal features of the Group’s borrowings are as follows:
Bank loan
The Secured bank loan (“Senior Debt”) in 2012 and 2013 is a loan with a remaining principal amount of $162 million with Irish Bank Resolution Corporation Limited (“Senior Lender”). The loan was taken out on 18 June 2007.
As at the 2013 and 2012 balance sheet date, the loan carried an interest rate of 5% above 3 months US LIBOR. The loan facilities in place are fully utilised, the facility available for bank bonds and guarantees was $9.8m, of which $nil (2012: $4.2m) had been utilised.
On 21st February 2014 the bank debt of $162m previously held by Irish Bank Resolution Corporation Limited was transferred to Lone Star Funds; terms and covenants of the debt were unaffected.  Subsequently, the debt was transferred in April 2014 from Lone Star Funds to a group of Investors who are currently the lenders under the Group’s junior facility.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

On 15 December 2014, the Group refinanced its bank and investor debt. The new bank loan has principal amount of $160m, and replaces the previous loan of $162m which was settled on the same date. Interest on the old loan was paid up to the settlement date.
The new bank loan accrues interest at EUR Libor plus 9.8% (2013: 5.0%; 2012: 5.0%), payable quarterly from 31 March 2015. Capital repayments are also payable quarterly; 1.3% per quarter in 2015, 1.9% per quarter in 2016, and 2.5% per quarter in 2017 and 2018. The remaining balance is due for repayment on 15 December 2018.
The loan was recorded at fair value of $154.6m at commencement (representing the loan principal less Original Issue Discount), less the deduction of costs directly associated with the refinancing. Effective interest of $0.8m was recorded for the period 15 to 31 December 2014. The effective interest rate on the loan is 13.2%.
The financial covenant test on this loan is based on normalised EBITDA, which is measured quarterly starting March 2015. The Group has passed all covenant tests to date and forecasting to pass covenant for the coming quarters with significant headroom.
This is a level two instrument in the fair value hierarchy and is determined by taking the principal value of the loan less the discount.
Investor loan
In September 2010, the Group’s Investors committed $65m of debt with a further $20m committed in July 2011.
In 2011, the loan was recorded at fair value at $59.2m using a discount rate of 7.5% resulting in a capital contribution of $25.8m. As part of the refinancing arrangements in December 2014 the loan term was extended to 30 June 2019. At this point the fair value was recalculated as $49.5m using a discount rate of 12.8%, resulting in a further capital contribution of $31.0m. The effective interest recorded in current year was $5.6m (2013: $5.2m; 2012: $4.8m).
Convertible debt
The Investors invested $10m in the Group on 16 December 2009, in the form of a convertible loan. The loan will convert into ordinary shares upon an initial public offering by the Company and carries a coupon rate of 6.0% per annum compounded every three months. If no conversion occurs, the debt will be repaid at the end of the term. As at 31 December 2014, the loan had a $10m (2013: $10m; 2012: $10m) principal balance remaining, $0.5m (2013: $0.5m; 2012: $0.5m) of which has been recognised in equity as required by IAS 32. The original repayment date was 31 December 2015. In December 2014, an amendment to the loan was signed which extended the repayment date to 1 July 2019 The loan is valued at amortised cost and had accrued unpaid interest at an effective rate of 7.0% (2013: 7.0%; 2012: 7.0%) up to the date of extension. At this point, the fair value of the loan was recalculated using an effective interest rate of 12.8%, resulting in a capital contribution of $3.0m.
The weighted average interest rates paid during the year were as follows:

	2014	2013	2012
	%

Bank loan	5.26	5.41	5.65
No interest has been paid on the convertible debt or the investor loan.

18.	Trade and other payables

	2014	2013	2012
	Restated	Restated	Restated
	$'000

Trade payables	5,141	6,465	14,960
Other taxes and social security	4,850	2,948	2,108
Accruals and deferred income	66,851	85,645	84,719
Other payables	8,082	2,002	4,806
	84,924	97,060	106,593
Trade creditors and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 33 days (2013: 22 days; 2012: 31 days). For most suppliers no interest is charged on the trade payables for the first 60 days from the date of the invoice. Thereafter, interest is charged on the outstanding balances at various interest rates. The Directors consider that the carrying amount of trade payables approximates to their fair value.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Included within Other Payables is an amount of $2.4m relating to the contingent consideration for the MindMatics acquisition (2013: nil; 2012: nil). This was settled in full in March 2015.

19.	Deferred tax
The following are the major deferred tax liabilities/(assets) recognised by the Group and movements thereon during the reporting year.

	Accelerated tax depreciation	Intangible assets	Provisions and accruals	Total
	$'000
As at 31 December 2011	(1,335)	17,456	(4,542)	11,579
(Credit)/charge to income statement	(316)	(10,638)	292	(10,662)
Exchange differences	(13)	1,774	(1,646)	115
As at 31 December 2012	(1,664)	8,592	(5,896)	1,032

As at 31 December 2012	(1,664)	8,592	(5,896)	1,032
(Credit)/charge to income statement	723	(3,146)	(2,979)	(5,402)
Exchange differences	(34)	59	716	741
As at 31 December 2013	(975)	5,505	(8,159)	(3,629)

As at 31 December 2013	(975)	5,505	(8,159)	(3,629)
(Credit)/charge to income statement	(187)	(563)	1,556	806
Deferred tax liability on acquisition	—	2,690	—	2,690
Exchange differences	66	(37)	697	726
As at 31 December 2014	(1,096)	7,595	(5,906)	593
At the balance sheet date, the Group has unused tax losses of $96m (2013: $125m; 2012: $173m) available for offset against future profits. No deferred tax asset has been recognised in respect of the $96m (2013: $125m; 2012: $173m) due to the unpredictability of future profit streams. Included in unrecognised tax losses are losses of $nil (2013: $2m; 2012: $nil) that will expire in 2017, $19m (2013: $63m; 2012: $38m) that will expire in 2019, $16m (2013: $17m; 2012: $64m) that will expire in 2020, $nil (2013: $1m; 2012: nil; 2012: $nil) that will expire in 2021 and $30m (2013: $nil; 2012: nil) that will expire in 2023. Other losses may be carried forward indefinitely. In addition to unrecognised tax losses, the Group also has other unrecognised short-term timing differences of $1.2m (2013: $2.1m; 2012: $nil).
At the balance sheet date there are no temporary differences associated with undistributed earnings of subsidiaries as such income would not be taxable in the Netherlands under the Participation Exemption rules.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

20.	Provisions

	Legal provision	Onerous lease provision	Payroll related provision	Tax related provisions Restated	Reorginisation provisions	Total
	$'000
At 31 December 2011	—		3,045	63,480	4,687	71,212
Additional provision in the year	—	1,335	153	6,396	2,445	10,329
Utilisation of provision	—	(40)	(601)	—	(5,659)	(6,300)
Exchange difference	—	18	66	(1,548)	—	(1,464)
At 31 December 2012	—	1,313	2,663	68,328	1,473	73,777
Additional provision in the year	6,000	1,476	242	2,967	—	10,685
Utilisation of provision	—	(1,227)	(820)	—	(1,473)	(3,520)
Provision release - Cost of sales	—	—	—	(6,187)	—	(6,187)
Provision release - interest	—	—	—	(8,320)	—	(8,320)
Exchange difference	—	154	(92)	(1,382)	—	(1,320)
At 31 December 2013	6,000	1,716	1,993	55,406	—	65,115
Additional provision in the year	—	—	740	774		1,514
Utilisation/release of provision	(2,000)	(1,538)	(526)	—	—	(4,064)
Provision release - Cost of sales	—	—	—	(2,255)	—	(2,255)
Provision release - interest	—	—	—	(2,530)	—	(2,530)
Exchange difference	—	750	(264)	(5,820)	—	(5,334)
At 31 December 2014	4,000	928	1,943	45,575	—	52,446

				2014	2013	2012
				$'000
Included in current liabilities				6,871	9,708	5,449
Included in non-current liabilities				45,575	55,406	68,328
				52,446	65,114	73,777
The Group is subject to challenge in respect of patent infringements from time to time which is normal considering the industry that the group operates in. The Group takes professional advice, where appropriate, to assess the claims. Management’s best estimate of the provision is made where, in terms of management’s judgement, it is likely to result in a claim against the Group. However, given the inherent uncertainties involved in such complex matters, there is a risk that the claims may be under-provided.
The onerous lease provision relates to properties which are not being fully utilised and crystallised by 31 August 2015.
The payroll related provision relates to the balance on untaken employee holiday accrued at the year end and will crystallise by 31 December 2015.
The tax related provisions relate to various tax liabilities of the Group. Given the nature of its global operations the company is from time to time subject to challenges by tax authorities, many of which it considers without merit, and makes provision on its best estimate at any time. Given the complexities involved it is possible that the eventual outcomes may ultimately result in tax costs lower or higher than those provided for.
The tax provisions arise principally in respect of indirect taxes, and in respect of historic rather than more recent periods. Interpretation of the tax positions is complex and requires significant judgement, further in a number of cases there has been no challenge from the tax authorities that would require payments. Provision has been made based on professional advice and management judgement, and does not take into account detection risk. It is unlikely that these matters will be resolved within the next 12 months, or that any significant cash outflows would occur in that time, given the lengthy processes involved in relation to establishing and appealing any assessments.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Reorganisation provisions relate primarily to restructuring initiatives undertaken by the Group to reduce cost and complexity in the business.

21.	Dividends
The Directors do not recommend any payment of dividends for the year (2013: nil; 2012: nil).

22.	Called up share capital

	2014	2013	2012
	$'000
Authorised:
43,000,000,000 (2013: 43,000,000,000, 2012: 43,000,000,000) Common Shares A of €0.01 each	617,994	617,994	617,994
1,990,000,000 (2013: 1,990,000,000, 2012: 1,990,000,000) Common Shares B of €0.01 each	28,600	28,600	28,600
10,000,000 (2013: 10,000,000, 2012: 10,000,000) Management Shares of €0.01 each	144	144	144
	646,738	646,738	646,738
Called up, issued and fully paid:
18,290,573,099 (2013: 18,288,631,925, 2012: 18,288,631,925) Common Shares A of €0.01 each	247,716	247,690	247,690
3,558,822 (2013: 5,499,996, 2012: 5,499,996) Management Shares of €0.01 each	48	74	74
	247,764	247,764	247,764

Dividend entitlement
Profits are appropriated (added to reserves or immediately distributed) pro rata to each shareholders' aggregate nominal value. If profits are added to the reserves, each class of shares has its own dividend reserve attached to it, whereby holders of that class of shares have a proportional entitlement to the balance of such reserve.
Rights to acquire ordinary shares
In February and July 2009, 8,994,110 and 905,882 Ordinary Shares, respectively, were issued to management at price of €0.13. In 2011, these shares were relabelled as Management Shares. At 31 December 2014, 3,558,822 Management Shares were held by management (2013: 5,499,996; 2012: 5,499,996), including nil shares held by the Directors (2013: nil; 2012: nil).

23.	Share premium account

$'000
Balance at 31 December 2012, 31 December 2013 and 31 December 2014	108,334

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

24.	Other reserves

Other reserves
$'000
Balance at 31 December 2011	22,266
Foreign exchange loss on deferred tax on intangible assets	—
Exchange differences on translation of opening position and the profit and loss account to closing rates	2,163
Balance at 31 December 2012	24,429
Exchange differences on translation of opening position and the profit and loss account to closing rates	(8,623)
Balance at 31 December 2013	15,806
Exchange differences on translation of opening position and the profit and loss account to closing rates	(4,495)
Balance at 31 December 2014	11,311
The Company is a company incorporated under Netherlands Law. In accordance with the Netherlands' Civil Code, legal reserves have to be established in certain circumstances. Included within Other Reserves are legal reserves of $0.2m (2013: $0.2m; 2012: $0.2m) consist of the hedging reserve. The hedging reserve is not for distribution to Acision B.V.’s shareholders.

25.	Accumulated losses

Restated
$'000
Balance at 1 January 2012	(512,720)
Net loss for the year	(41,410)
Balance at 31 December 2012	(554,130)

Balance at 1 January 2013	(554,130)
Net loss for the year	(703)
Balance at 31 December 2013	(554,833)

Balance at 1 January 2014	(554,833)
Net profit for the year	10,320
Capital contribution	34,054
Balance at 31 December 2014	(510,459)

The Directors do not recommend any payments of dividend for the year (2013: nil; 2012: nil).

26. Financial instruments
Capital risk management
The Group manages its capital to ensure that it will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The capital structure of the Group consists of debt, which includes the borrowings disclosed in note 17, cash and cash equivalents (note 16) and equity attributable to equity holders of the parent, comprising issued capital, reserves and retained losses as disclosed in notes 22 to 25.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

Gearing ratio
The gearing ratio at the year-end is as follows:

	2014	2013	2012
	Restated	Restated	Restated
	$'000
Debt (note 17)	210,532	249,253	243,283
Cash and cash equivalents (note 16)	(44,336)	(33,913)	(44,637)
Net Debt	166,196	215,340	198,646
Shareholders’ deficit	(143,050)	(182,929)	(173,603)
Net debt to shareholders deficit ratio	(1.16)	(1.18)	(1.14)
Debt is defined as long-term and short-term borrowings, as detailed in note 17. Shareholders liabilities include all capital and reserves of the Group attributable to equity holders of the parent.
Externally imposed capital requirement
The Group is not subject to externally imposed capital requirements.
Significant accounting policies
Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 2 to the financial statements.
Categories of financial instruments

	Carrying value
	2014	2013	2012
	Restated	Restated	Restated
	$'000
Financial assets
Loans and receivables (including cash and cash equivalents)	107,962	100,970	108,316

Financial liabilities
Amortised cost	311,874	340,681	356,840

Financial risk management objectives
The Group’s central management monitors and manages the financial risks relating to the operations of the Group. These risks include market risk (including currency risk, fair value interest rate risk and price risk), credit risk, liquidity risk and cash flow interest rate risk.

Market risk
The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates. The Group monitors foreign currency rates and interest rate on a constant basis to ensure that exposure is managed. This also includes maintaining the majority of customer and supplier contracts in USD and EUR currencies.
Foreign currency risk management
The Group undertakes certain transactions denominated in foreign currencies. Hence, exposures to exchange rate fluctuations arise.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

The carrying value of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date were:

	2014		2013		2012
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
	$'000
Great British Pounds	732	(3,643)	1,038	(7,297)	1,933	(5,041)
Euros	13,506	(31,244)	16,916	(45,852)	17,833	(37,999)
Czech Koruna	1,802	(584)	340	(2,246)	483	(1,810)
Brazilian Real	1,048	(2,076)	5,839	(25,709)	2,582	(17,873)
The sensitivity analysis below has been determined based on the exposure to FX rates for the monetary assets noted above. The sensitivity analysis includes outstanding foreign currency monetary items and adjusts their translation at the year-end for a 10% change in foreign currency rates against the US Dollar. The sensitivity analysis includes external loans as well as loans to other foreign operations in the Group where the currency is not in the functional currency of either the borrower or lender.
If the USD strengthened 10% against the currencies mentioned above, the loss in the year taken to the income statement and equity would have been reduced by $1.1m and $2.9m respectively. If the USD weakened 10% against the currencies above, the loss in the year taken to the income statement and equity would have been increased by $1.3m and $3.6m respectively.
Interest rate risk management
The Group is exposed to interest rate risk as entities in the Group borrow funds with floating interest rates. The Group’s exposures to interest rates on financial assets and financial liabilities are detailed in the liquidity risk management section of this note.
Interest rate sensitivity analysis
The sensitivity analysis below has been determined based on the exposure to interest rates for both derivatives and non-derivative instruments at the balance sheet date. For floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at balance sheet date was outstanding for the whole year. If interest rates had been 0.5% higher/lower and all other variables were held constant, the Group’s loss for the year ended 31 December 2014 would increase/decrease by $0.8m (2013: $0.9m). This is mainly attributable to the Group’s exposure to interest rates on its variable rate borrowings.
Credit risk management
Credit risk refers to the risk that counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The Group’s exposure is continuously monitored.
Trade receivables consist of a large number of customers, spread across diverse geographical areas. Specific risk is noted in Venezuela and Nigeria due to currency control issues. This is taken into account when entering into new contracts in these regions. Ongoing credit evaluation is performed on the financial condition of accounts receivable. The Group does not have any significant credit risk exposure to any single counterparty or any Group of counterparties having similar characteristics. The Group defines counterparties as having similar characteristics if they are connected entities. The 5 largest balance sheet exposures to the Group’s customers were as set out below:

	As at 31 December 2014	As at 31 December 2013	As at 31 December 2012
Balance sheet exposure	$'000
Customer A	10,940	7,053	4,902
Customer B	3,198	6,739	4,792
Customer C	1,678	3,542	4,377
Customer D	1,655	2,888	3,411
Customer E	1,577	2,390	2,747

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.
Liquidity risk management
Ultimate responsibility for liquidity risk management rests with the Directors, which has built an appropriate liquidity risk management framework for the management of the Group’s short, medium and long-term funding and liquidity management requirements. The Group manages liquidity risk by maintaining adequate reserves and banking facilities by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities. To ensure that sufficient funds are available for ongoing operations and future developments, the Group relies on facilities with its bank. The loan facilities in place are fully utilised. The bank debt is repayable on 15 December 2018.
Liquidity and interest risk tables
The following tables detail the Group’s remaining contractual maturity for its non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows.

	Weighted average effective interest rate	Less than 1 year	1-5 years	Total
	%	$'000
31 December 2012
Non-interest-bearing	0%	42,464	69,704	112,168
Variable interest rate instruments	5.65%	94	237,346	237,440
		42,558	307,050	349,608
31 December 2013
Non-interest-bearing	0%	32,912	74,932	107,844
Variable interest rate instruments	5.41%	(13)	225,233	225,220
		32,899	300,165	333,064

31 December 2014
Non-interest-bearing	0%	39,947	85,000	124,947
Variable interest rate instruments	5.26%	(23)	178,433	178,410
		39,924	263,433	303,357

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

27.	Notes to the statement of cash flow

	2014	2013	2012
	Restated	Restated	Restated
	$'000
Profit/(loss) for the year	10,320	(703)	(41,410)
Adjustments for:
Other losses/(gains)	3,967	(3,645)	1,877
Net finance costs	15,521	10,069	19,355
Income tax charge/(credit)	8,266	(157)	(4,694)
Depreciation of property, plant and equipment	2,876	3,166	4,306
Amortisation of intangible assets	17,685	32,785	51,466
Write-off of property, plant and equipment	322	—	—
Operating cash flows before movements in working capital	58,957	41,515	30,900
Decrease/(increase) in receivables	28,630	(6,616)	29,866
Decrease in payables	(26,106)	(17,346)	(33,160)
Cash generated by operations	61,481	17,553	27,606
Income taxes paid	(4,318)	(7,327)	(4,782)
Interest paid	(8,211)	(9,451)	(9,030)
Net cash inflow from operating activities	48,952	775	13,794
Cash and cash equivalents (which are presented as a single class of assets on the face of the balance sheet) comprise cash at bank and other short-term highly liquid investments with a maturity of three months or less.

28.	Contingent liabilities
In common with other software providers, the Group is from time to time indirectly involved in and/or subject to patent litigation. Where it is probable that a judgment against the Group will occur, a provision is made in full. Where the Group believes a case has no merit, no provision is made but the Group recognises that an eventual outflow may occur.

29.	Operating lease arrangements

	2014	2013	2012
	$'000
Minimum lease payments under operating leases recognised as an expense in the year	6,527	7,730	7,189
At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2014	2013	2012
	$'000
Within one year	5,661	6,766	5,606
In the second to fifth years inclusive	7,178	9,324	3,988
	12,839	16,090	9,594
Operating lease payments represent rentals payable by the Group for certain of its office properties and computer equipment. Leases vary in length from one year to nine years.

30.	Defined contribution schemes
The Group operates a number of voluntary pension schemes of the defined contribution type in the Netherlands and overseas, under which contributions are paid by Group undertakings. In some countries, contributions are made into state pension schemes. The

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

pension cost for defined contribution schemes amounted to $4.0m (2013: $4.8m; 2012: $6.1m). The amounts accrued relating to defined contribution schemes was $0.6m (2013: $0.4m; 2012: $0.7m).

31.	Related party transactions
Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.
Loans from related parties

	2014	2013	2012
	$'000
Irish Bank Resolution Corporation Limited	—	162,000	162,000
Investor loan	49,548	74,932	69,704
Convertible debt from the Investors	10,260	12,321	11,579
	59,808	249,253	243,283
Amounts repayable on the convertible debt from the Investors carry interest at 7% (2013: 7%; 2012 7%) per annum (see note 17). The Investor loan has been recognised with an effective interest rate of 12.8% (2013: 7.5%).
There were the following transactions with companies that the shareholders hold an interest in:

	Purchase of goods and services	Amounts owed to related parties
	$'000
For the year ended 31 December 2012
Accuris	296	37
Ammeon	1,366	75
Openmind	835	—
Access Industries	39	—

For the year ended 31 December 2013
Accuris	209	—
Ammeon	482	29
Openmind	152	—
Access Industries	7	—

For the year ended 31 December 2014
Accuris	6	—
Ammeon	82	41
Openmind	20	54
Access Industries	—	—
Payments relate to the provision of sub contracted development or operations activities and are on terms consistent with other suppliers.
Remuneration of key management personnel
The remuneration of key management personnel of the Group is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosures. The key management personnel included the Board members and 12 (2013: 14; 2012: 14) Executive members as at year end.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

	2014	2013	2012
	$'000
Short-term employment benefits	9,768	8,365	8,887
Total contributions under defined contribution schemes were $0.4m in 2014 (2013: $0.5m). Total severance payments of $0.3m (2013: $1.9m) were included in the numbers above.
No crisis levy was paid in respect to these employees in either year.
Shares issued to key management
In February 2009 and July 2009, 8,994,110 and 905,882 Ordinary Shares, respectively, were issued to management at a price of €0.13, deemed to be the fair value. In 2011, these shares were relabelled as Management Shares. At 31 December 2014, 3,558,822 Management Shares were held by management (2013: 5,499,996; 2012: 5,499,996), including nil shares held by the Directors (2013: nil; 2012: nil).

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

32.     Acquisition of a subsidiary
On 5 August 2014, the Group acquired 100% of the issued share capital of MindMatics Secure Messaging GmbH, obtaining control of MindMatics. MindMatics is a provider of mobile messaging integration solutions for enterprises. MindMatics was acquired as it adds a new profitable revenue stream to the Group and will act as a base for further investment in growing the Enterprise business.
The amounts recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below, and are considered to be at fair value.

$2,014
$'000
Property, plant and equipment	229
Cash in hand and bank	1,131
Trade receivables	5,541
Other current assets	42
Advance payments received	(66)
Liabilities from supplies and services	(3,345)
Liabilities to affiliates	(772)
Other liabilities	(680)
Total identifiable assets	2,080
Goodwill	2,559
Customer lists	9,209
Intellectual property rights	2,307
Deferred tax liability on acquisition	(2,690)
Total consideration	13,465

Satisfied by:
Cash	10,839
Contingent consideration arrangement	2,626
Total consideration transferred	13,465

Net cash outflow arising on acquisition

Cash consideration	10,839
Less: Cash and cash equivalent balances acquired	(1,131)
At 31 December 2012	9,708
The contingent consideration arrangement required the Company to achieve a certain gross profit target in the business year ended 31 December 2014. The potential undiscounted amount of all future payments that the Group could be required to make under the contingent consideration arrangement was between $nil to $2.6m. This was paid in full in March 2015 after the targets were achieved.
Acquisition-related costs (included in Administrative expenses) amount to $0.1m.
MindMatics contributed $11.4m revenue and $0.3m to the Group’s profit before tax for the period between the date of acquisition and the balance sheet date.
If the acquisition of MindMatics had been completed on the first day of the financial year, Group revenues for the year would have been $206.7m and Group profit before tax would have been $19.3m.
33.    Events after the balance sheet date

Subsequent to year end, in June 2015 Comverse, Inc. a US listed Group, and Bergkamp Cooperatief U.A. entered into a definitive agreement for Comverse Inc to acquire the Acision Group. On 6th August 2015 Comverse Inc acquired the Acision Group for a consideration of around $440 million.

Acision B.V.
Notes to the consolidated financial statements
For the years ended 31 December 2014, 2013 and 2012

The Directors do not consider the acquisition of the Acision Group to be an adjusting post balance sheet event.
Approval of financial statements
The consolidated financial statements were approved by the Company’s Directors and authorised for issue on 22 October 2015.

/s/ Jacky Wu     /s/ Michael Grossi
Jacky Wu                Michael Grossi